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Walmart Inc.

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Walmart Releases 2018 Annual Report, Proxy Statement, Global Responsibility Report and Global Ethics and Compliance Program Update

BENTONVILLE, Ark., April 20, 2018 — Walmart Inc. (NYSE: WMT) today issued its 2018 Annual Report, Global Responsibility Report, an update on its Global Ethics and Compliance Program and filed its Proxy Statement in preparation for the company’s upcoming Annual Shareholders’ Meeting on Wednesday, May 30, 2018.

“We’ve had an exciting year at Walmart. We made great progress accelerating innovation to save customers both money and time,” said Walmart President and Chief Executive Officer Doug McMillon in his letter to shareholders, associates and customers. “In our stores, we’re digitizing experiences to make it easier for customers to shop and more efficient for associates to manage inventory and perform routine tasks. Our eCommerce business continues to scale as we launch new ways to enhance the customer experience. We’re moving faster, getting stronger and we have good momentum throughout the business.”

Annual Report Highlights

The 2018 Annual Report, Accelerating Innovation, provides shareholders with highlights of Walmart’s achievements in the last fiscal year. The full report is available here.

In the report, McMillon updates the company’s progress over the past year on its four key objectives to serve customers however they want to shop by: making every day easier for them; changing how Walmart works to become more efficient; delivering results and operating with discipline while making critical investments; and being the most trusted retailer.

Within the report, Walmart CFO Brett Biggs also discusses the company’s financial framework that is helping to guide business decisions, centered on strong, efficient growth; consistent operating discipline; and strategic capital allocation.

2018 Annual Shareholders’ Meeting and Proxy Statement

The company began distributing its Proxy Statement today with details of its Annual Shareholders’ Meeting, to be held on Wednesday, May 30, 2018, from 10 a.m. CDT to approximately 11 a.m. CDT at the John Q. Hammons Center in Rogers, Ark. No entertainment or other activities will be part of the business meeting. The record date for shareholders entitled to vote at the meeting was April 6, 2018.

Walmart will hold its traditional event for associates and shareholders that includes presentations from Walmart’s executive team and entertainment on Friday, June 1 beginning at 8 a.m. CDT at the Bud Walton Arena in Fayetteville, Ark.

Proxy Statement and Proposal Voting

This year’s Proxy materials seek shareholders’ votes on 11 director nominees, two company proposals and two shareholder proposals. Dr. James Cash is retiring from the Board, and Kevin Systrom will not stand for re-election. As Walmart maintains its commitment to an independent Board, it announced Steve Easterbrook, CEO of McDonald’s, as a new independent nominee.

About Dr. James Cash

Dr. Cash, who served as lead independent director, chair of the Nominating and Governance Committee and was a member of the Audit Committee and Technology and eCommerce Committee, is rotating off the Board after 12 years of service in accordance with Walmart’s corporate governance guidelines. He is the James E. Robison Professor of Business Administration Emeritus at Harvard Business School, where he served from July 1976 to October 2003. He currently provides executive development and consulting services through The Cash Catalyst, LLC, which he formed in 2009.

“Walmart has been extremely fortunate to have Dr. Cash serve on our Board the past 12 years. He has been a good friend and a true difference maker in so many ways,” said Chairman of the Board of Directors, Greg Penner. “He has provided transformational leadership on strategy, technology, corporate governance, our business philosophy, diversity and inclusion, associate engagement and the Board committees on which he served.

“In addition, he transformed the role of our lead independent director the past five years by pushing for a more robust Board evaluation process, being integrally involved in developing our long-term Board succession plan and fostering a greater pipeline of future director candidates,” Penner continued. “True to Walmart, Dr. Cash displayed servant leadership built around integrity, encouragement, accountability and excellence, all while having a positive attitude with those he met. We are grateful for his service, wisdom and kindness, and we extend our best wishes to him.”

About Kevin Systrom

Walmart and Systrom, the co-founder and CEO of Instagram, mutually agreed he would not stand for re-election as he prioritizes work, board responsibilities and other outside commitments. Systrom joined the Board in 2014 and served as chair of the Technology and eCommerce Committee and was a member of the Compensation and Management Development Committee.

“We appreciate the insights and perspectives Kevin provided that helped guide our approach to technology and eCommerce and shape transformations within both that are underway,” Penner said. “Given his responsibilities leading Instagram and his new commitments following the arrival of his first child, we respect his decision to divide his time between those two important priorities and wish him well.”

About Steve Easterbrook

Easterbrook took over as CEO of McDonald’s in March of 2015. Over his 25-year career with McDonald’s, he has served as Senior Executive Vice President and Chief Brand Officer, leading McDonald’s efforts to elevate its marketing, advance menu innovation and create an infrastructure for its digital initiatives. Easterbrook also served in key leadership roles across the company’s global business, including President of McDonald’s Europe. In addition, Easterbrook has served as the CEO of Wagamama Limited, a Japanese-inspired restaurant chain, and CEO of PizzaExpress Limited, a casual dining company in the United Kingdom.

“Steve’s strong experience in a combination of areas, especially strategic planning, global business operations, brand management and strong financial background, will make him a valuable addition to the Board,” said Penner. “I’m confident he will have a positive impact on our company as we accelerate our retail transformation through innovation, leveraging technology and fiscal responsibility to save our customers both money and time.”

The 2018 Proxy Statement can be read online. Shareholders unable to attend the 2018 Annual Shareholders’ Meeting in person may view a live webcast at http://www.stock.walmart.com.

Global Responsibility Report

Walmart’s 2018 Global Responsibility Report Executive Summary outlines the company’s major milestones in fiscal year 2018 tied to environmental, social and governance (ESG) initiatives, specifically highlighting the company’s progress within those areas. The report also outlines Walmart’s shared value priorities and aspirations to continue to advance global responsibility in the key areas of opportunity, sustainability and community. The report is available digitally and can be viewed online.

Global Ethics and Compliance Update

The company’s annual report on ethics and compliance looks at how Walmart has worked to earn trust over the last year, including further improving the safety of our operations, implementing innovative technologies in our business, reducing our corruption risks and enabling the growth of our eCommerce businesses. The detailed report is available here.

About Walmart

Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 270 million customers and members visit our more than 11,700 stores under 65 banners in 28 countries and eCommerce websites. With fiscal year 2018 revenue of $500.3 billion, Walmart employs approximately 2.3 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

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